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                                                                     EXHIBIT 4.2

                       GOL LINHAS AEREAS INTELIGENTES S.A.

                             SHAREHOLDERS' AGREEMENT

This Shareholders' Agreement (hereinafter the "Agreement") is entered into in the City of Sao Paulo on this 29th of March, 2004, by and among the following parties (hereinafter the "Parties"):

(a) AEROPAR PARTICIPACOES S.A., a Brazilian corporation (sociedade anonima) with head offices in the City of Sao Bernardo do Campo, State of Sao Paulo, at Avenida Dom Jaime de Barros Camara 300, suite 08 - Bairro Planalto, and enrolled in the National Registry of Legal Entities of the Ministry of Finance ("CNPJ/MF") under no. 06.076.478/0001-81, herein represented by its duly authorized representatives (hereinafter referred individually as "AP");

(b) COMPORTE PARTICIPACOES S.A., a Brazilian corporation (sociedade anonima) with head offices in the City of Sao Bernardo do Campo, State of Sao Paulo, at Avenida Dom Jaime de Barros Camara 300, suite 08 - Bairro Planalto, and enrolled in the National Registry of Legal Entities of the Ministry of Finance ("CNPJ/MF") under no.05.169.726/0001-76, herein represented by its duly authorized representatives (hereinafter referred individually as "CP" and, together with AP, "Aeropar");

(c) BSSF Air Holdings Ltd., a Cayman Islands company with head offices at Ugland House, South Church Street, P.O. BOX 309 GT, George Town, Grand Cayman, herein represented by its duly authorized representatives (hereinafter referred individually as "BSSF Cayman");


(d) BSSF Air Holdings LLC, a Delaware limited liability company with head offices at 599 Lexington Avenue, 24th Floor, New York, NY 10022, herein represented by its duly authorized representatives (hereinafter referred individually as "BSSF Delaware" and, together with BSSF Cayman, "BSSF");

(e) CONSTANTINO DE OLIVEIRA, Brazilian citizen, married, businessman, resident and domiciled in the City and State of Sao Paulo, where he has offices at Avenida Dom Jaime Barros Camara, 300, house 02, in the City of Sao Bernardo do Campo, State of Sao Paulo, holder of the identity card ("RG") no.106.147 SSP/MG and enrolled in the National Registry of Individuals of the Ministry of Finance ("CPF/MF") under no. 004.694.756-68 (herein referred individually as "Constantino");

(f) CONSTANTINO DE OLIVEIRA JR., Brazilian citizen, married, businessman, resident and domiciled in the City and State of Sao Paulo, where he has offices at Avenida Dom Jaime Barros Camara, 300, house 02, in the City of Sao Bernardo do Campo, State of Sao Paulo, holder of RG no. 929.100 SEP/DF and enrolled in the CPF/MF under no. 417.942.901-25 (herein referred individually as "Constantino Jr.");

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                                                                               2


(g) HENRIQUE CONSTANTINO, Brazilian citizen, married, businessman, resident and domiciled in the City and State of Sao Paulo, where he has offices at Avenida Dom Jaime Barros Camara, 300, house 01, in the City of Sao Bernardo do Campo, State of Sao Paulo , holder of RG no. 1.022.856 SEP/DF and enrolled in the CPF/MF under no. 443.609.911-34 (herein referred individually as "Henrique");

(h) JOAQUIM CONSTANTINO NETO, Brazilian citizen, married, resident and domiciled in the City and State of Sao Paulo, where he has offices at Avenida Dom Jaime Barros Camara, 300, house 01, in the City of Sao Bernardo do Campo, State of Sao Paulo, holder of RG no. 17.365.750 SSP/SP and enrolled in the CPF/MF under no. 084.864.028-40 (herein referred individually as "Joaquim");

(i) RICARDO CONSTANTINO, Brazilian citizen, married, businessman, resident and domiciled in the City and State of Sao Paulo, where he has offices at Avenida Dom Jaime Barros Camara, 300, house 02, in the City of Sao Bernardo do Campo, State of Sao Paulo, holder of RG no. 671.071 SEP/DF, and enrolled in the CPF/MF under no. 546.988.806-10 (herein referred individually as "Ricardo" and, together with Constantino, Constantino Jr., Henrique and Joaquim, the "Aeropar Shareholders");


(j) ANA VIGON TABAR, single, attorney-at-law, bearer of Passport No. 9201300, resident and domiciled at 348 West 58th Street, in the City and State of New York, United States of America (herein referred individually as "Ana");


(k) PETER MICHAEL YU, American, married, business administrator, bearer of Passport No. 111481629, resident and domiciled at 29 East 64 Street, in the City and State of New York, United States of America (herein referred individually as "Peter");

(l) CLAUDIO EUGENIO STILER GALEAZZI, Brazilian, married, accountant, berare of Identity Card R.G. No. 2.312.869-SSP/SP, enrolled with Brazilian Taxpayers' Registry under No. 381.876.128-00, resident and domiciled at Avenida Engenheiro Luiz Carlos Berrini, 1297, complex 121, in the City and State of Sao Paulo (herein referred individually as "Claudio" and, together with Ana and Peter, the "BSSF Directors"); And, furthermore, in the capacity of intervening party:

(m) GOL LINHAS AEREAS INTELIGENTES S.A., a Brazilian corporation (sociedade anonima) with head offices in the City and State of Sao Paulo, at Rua Tamoios 246, ground floor - Jardim Aeroporto, enrolled in the CNPJ/MF under no. 06.164.253/0001-87, herein represented by its duly authorized representatives (hereinafter referred to as "Company");
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WHEREAS, it is of the interest of the Shareholders to regulate certain aspects of their relationship as shareholders of the Company, for the purposes and effects of article 118 of the Brazilian Corporation Law (Lei das Sociedades Anonimas), as amended;

NOW THEREFORE, the Parties resolve to enter into this Shareholders' Agreement, which shall be governed by the following clauses and conditions:

CHAPTER I. DEFINITIONS

1 When written in capital letters, the following terms, in the singular or plural form, shall have the meanings attributed thereto hereinbelow:


      1.1 Affiliate means, in relation to any Shareholder, any entity Controlled, directly or indirectly, by such Person, any entity that Controls, directly or indirectly, such Shareholder or any entity under common Control with such Shareholder, and, in the case of BSSF, any limited partner of AIG Brazil Special Situations Fund;

      1.2 Agreement shall have the meaning attributed thereto in the preamble of this Agreement;


      1.3 Annual Budget shall have the meaning attributed thereto in Section 41 of this Agreement;


      1.4   Annual Business Plan shall have the meaning attributed thereto in
            Section 41 of this Agreement;


      1.5 Aeropar shall have the meaning attributed thereto in the preamble of this Agreement;


      1.6 Aeropar Directors shall have the meaning attributed thereto in the preamble of this Agreement;


      1.7 Board of Directors means the board of directors ("Conselho de Administracao") of the Company;


      1.8 BOVESPA means Bolsa de Valores de Sao Paulo, the Sao Paulo Stock Exchange;


      1.9 Brazilian Aeronautics Code means Law no. 7,565 of December 19, 1986, as amended from time to time;


      1.10 Brazilian GAAP means the Brazilian Generally Accepted Accounting Principles;
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      1.11  BSSF shall have the meaning attributed thereto in the preamble of this Agreement;


      1.12 BSSF Directors shall have the meaning attributed thereto in the preamble of this Agreement;


      1.13 BSSF Cayman shall have the meaning attributed thereto in the preamble of this Agreement;


      1.14 BSSF Delaware shall have the meaning attributed thereto in the preamble of this Agreement;


      1.15 BSSF Preferred A Stock shall have the meaning attributed thereto in the Subscription Agreement;


      1.16 BSSF Preferred B Stock shall have the meaning attributed thereto in the Subscription Agreement;


      1.17  BSSF II shall mean BSSF II Holdings Ltda.;


      1.18 BSSF II Preferred A Stock shall have the meaning attributed thereto in the Subscription Agreement;


      1.19  By-laws means the By-laws of the Company currently in force;


      1.20 Claimant shall have the meaning attributed thereto in Section 64 of this Agreement;


      1.21 Company shall have the meaning attributed thereto in the preamble of this Agreement;


      1.22 Constantino shall have the meaning attributed thereto in the preamble of this Agreement;


      1.23 Constantino Jr. shall have the meaning attributed thereto in the preamble of this Agreement;


      1.24 Control shall mean the ownership of fifty percent plus one of the voting shares of the Company plus the power to elect the majority of the members of the Board of Directors;

      1.25 Corporation Law means Law no. 6,404 of December 15, 1976, as amended from time to time;
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      1.26  Drag Along Notice shall have the meaning attributed thereto in
            Section 19.1 of this Agreement;


      1.27 Exercise Term means the period of time beginning on the day following receipt by all Shareholders other than Aeropar of the Notice of Transfer and ending 30 days after the date thereof;

      1.28 Henrique shall have the meaning attributed thereto in the preamble of this Agreement;


      1.29 Joaquim shall have the meaning attributed thereto in the preamble of this Agreement;


      1.30 Liquidation shall have the meaning attributed thereto in Section 29 of this Agreement;


      1.31 Merger shall have the meaning attributed thereto in Section 30 of this Agreement;


      1.32 New Opportunity shall have the meaning attributed thereto in Section 32 of this Agreement;


      1.33  Notice of Transfer shall have the meaning attributed thereto in
            Section 12 of this Agreement;


      1.34 Offerees shall have the meaning attributed thereto in Section 12 of this Agreement;


      1.35 Person means an individual, corporation (including a business trust), partnership, limited liability company, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated association or government or any agency or political subdivision thereof;

      1.36 Public Offering means a good faith public offering of securities underwritten by a leading international investment bank pursuant to an effective registration statement under the Securities Act, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form or a public offering as defined by Brazilian law or by the law of the jurisdiction in which the offer is made, as the case may be;

      1.37  Qualified Public Offering means a firm commitment underwritten
            Public Offering of Shares or of shares of any of the Company's Affiliate on the Nasdaq Stock Market, New York Stock Exchange, Bolsa de Valores do Estado de Sao Paulo - BOVESPA or another major
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                                                                               6


            securities exchange, in which (i) aggregate net proceeds of at least US$35,000,000.00 (or its equivalent in Brazilian currency at the time of receipt of the proceeds by the Company or the relevant Affiliate) are realized by the Company or the relevant Affiliate (including net proceeds received by the Company upon exercise of any over-allotment option by the underwriters); and (ii) the offering price per share in such Public Offering exceeds at least four times the Subscription Price;

      1.38 Request shall have the meaning attributed thereto in Section 64 of this Agreement;


      1.39 Respondent shall have the meaning attributed thereto in Section 64 of this Agreement;


      1.40 Ricardo shall have the meaning attributed thereto in the preamble of this Agreement;


      1.41 Senior Management means all professionals, now or in the future, employed or by any other means engaged by and/or working for the Company, holding and performing the responsibilities and attributions held and performed on the date hereof by the President (Presidente), Vice-Presidents (Vice-Presidentes) and officers (diretores) of the Company;

      1.42 Shareholders means Aeropar, Comporte, BSSF, the Aeropar Directors, BSSF Directors and their successors or authorized assignees, as well as the respective Affiliates that become parties to this Agreement;

      1.43 Shares means (i) all shares issued by the Company, which are or may be held by the Shareholders, (ii) securities convertible into shares issued by the Company, which are or may be held by the Shareholders,
            (iii) purchase options regarding shares issued by the Company, which are or may be held by the Shareholders, and (iv) stock purchase warrants and rights to subscribe for the Company shares, which are or may be held by the Shareholders;

      1.44 Strategic Investor means any airline company or any Person that directly or indirectly has an equity interest in an airline company or in any company that operates any business similar to any of the businesses of the Company, including but not limited to the transportation of passengers and/or cargo by any form of air, sea or ground transportation.

      1.45  Strategic Sale means any sale of Shares to a Strategic Investor.
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      1.46  Subject Shares shall have the meaning attributed thereto in Section
            12 of this Agreement;


      1.47 Subscription Agreement shall mean the Subscription and Option Agreement entered into by and among Aurea Administracao e Participacoes S/A, BSSF Cayman, BSSF II, the Aeropar Directors, and the Company on January 20, 2003;

      1.48 Subscription Price shall mean the aggregate price paid by BSSF and BSSF II for the BSSF Preferred A Stock, BSSF Preferred B Stock and BSSF II Preferred A Stock, divided by the total number of such shares, which number shall be adjusted pursuant to the Performance Adjustment and shall apply to the successor shares received in exchange for such shares;

      1.49 Threshold Return shall mean in respect of a Transfer of Shares, an amount of consideration per Share which is at least equal to the Subscription Price, monetarily adjusted for inflation by the variation of the Indice Geral de Precos - Mercado (IGP-M) calculated by the Fundacao Getulio Vargas or other similar price variation index in the event of its discontinuance;

      1.50 Transfer means any direct or indirect sale, transfer, assignment, pledge, hypothecation, or other form of disposition or encumbrance of Shares, either voluntarily or involuntarily, with or without consideration, including but not limited to, fiduciary disposition ("alienacao fiduciaria"), usufruct ("usufruto"), fidei commissum ("fideicomisso"), or barter transactions and "Transfers" and "Transferred" shall be construed accordingly;

      1.51 Transferor shall have the meaning attributed thereto in Section 12 of this Agreement.


      1.52 US GAAP means the United States Generally Accepted Accounting Principles;


2 Whenever the context of this Agreement shall require, the definitions in the singular shall include the plural, and vice versa, and the masculine gender shall include the feminine, and vice versa.


3 The headings and titles of this Agreement are only for convenience and reference purposes, and shall not limit or affect in any way the interpretation of the clauses, items or sub-items to which they apply.


4 Unless otherwise indicated, references made in this Agreement to any law, document or other instrument shall also include the corresponding addenda, laws, documents or instruments replacing them.
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5     All capitalized terms not defined herein shall have the meaning assigned to them in the
             Subscription Agreement.


CHAPTER II. UNDERTAKINGS OF THE SHAREHOLDERS

6 The Shareholders undertake, to the extent permitted by law: (i) to cast their votes at the Shareholders' General Meetings and to instruct the members appointed thereby to take part in the Board of Directors to cast their votes in compliance with the provisions of this Agreement and the Subscription Agreement so that this Agreement is fully performed in every respect; and (ii) whenever necessary, to exercise their voting rights at the Shareholders' General Meeting to ensure compliance with the provisions of this Agreement, arranging for the prompt replacement of the members of the Board of Directors that do not observe such orientation. In the event the provisions of this Agreement shall conflict with, or modify the provisions of the By-laws of the Company, then, as between the Shareholders, this Agreement shall prevail and therefore the Shareholders, to the extent permitted by law, shall take any required action to amend the By-laws in order to remove such conflict.

7 The Shareholders undertake to cause their respective Affiliates and any third party who acquires the ownership of shares issued by the Company (except individuals designated as members of the Board of Directors by each of the Parties) to adhere to this Agreement in writing and unconditionally, as a condition precedent for the acquisition of such ownership.


8 The Shareholders agree not to enter with other Company shareholders into any other shareholders' agreements or other instruments providing for the matters dealt with under this Agreement or which are directly or indirectly related thereto, unless all Shareholders are parties to such agreement or instrument with identical rights.

CHAPTER III. RESTRICTIONS ON THE TRANSFER OF SHARES

GENERAL PROVISIONS

9 Each Shareholder undertakes not to Transfer its Shares, in whole or in part, unless the provisions set out in this Chapter III, its sections and sub-sections have been observed.

      9.1 Notwithstanding the provisions of this Section 9, the Shareholders may create a lien on all or part of their Shares, pledging them as security for a loan or a guarantee agreement, and creating a pledge, encumbrance or lien on such Shares, provided that BSSF's tag along rights provided for in this Chapter III are maintained in or out of court, which rights shall be observed by the guaranteed party. In order to ensure such observance, Aeropar undertakes, in the event it
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                                                                               9


            decides to create a lien on all or part of its Shares, to include in any such guarantee agreement language to that effect.

      9.2 The restrictions on the Transfer of Shares set forth in Chapter III shall not apply: (i) to any Transfer of all or part of the Shares by BSSF to any of its Affiliates, provided the assignee adheres in writing to the provisions of this Agreement as a condition precedent for implementation of the Transfer of the Shares; or (ii) to any Transfer made in a Qualified Public Offering; or (iii) to any Transfer of 1 (one) Share to an individual designated as member of the Board of Directors of the Company by any Party.

10 Any Transfer of Shares as well as any direct or indirect Transfer of the ownership thereof which are carried out in violation of the provisions of this Agreement shall be considered null and void in relation to the Company, the other Shareholders and third parties.

11 If any Shareholder other than BSSF wishes to Transfer all or part of its Shares, it may only do so upon a consideration in cash or, if so provided in the offer received by any Person, or cash plus deferred payments of cash.


TAG ALONG RIGHTS

12 If any of Aeropar, any of the Aeropar Directors or any of their Affiliates (collectively, the "Transferor") wishes to Transfer all or part of its Shares, it may only do so provided that the proposed Transfer complies with all applicable laws and regulations at the time of the Transfer, specially with the Brazilian Aeronautics Code, and provided it has received a written bona fide offer. In this case, it shall communicate in writing (a "Notice of Transfer") to BSSF (the "Offerees") of its intent to Transfer all or part of its Shares, name and address of the prospective buyer, the number of shares involved (the "Subject Shares"), the offered price and all other material terms of such Transfer. The Notice of Transfer shall also be accompanied by a duly executed copy of such offer and a statement of intention of the Transferor to Transfer the Subject Shares to such prospective buyer.

13 During the Exercise Term, the Offerees shall notify the Transferor in writing whether or not the Offerees wish to exercise their tag along rights in accordance with Sections 12 through 18 hereof. The failure of the Offerees to send such notices within the established time frame shall mean a waiver of the rights to which they refer and assignment thereof shall not be permitted in this specific case or in any other case.

14    At such time when the Transferor shall have Transferred or shall propose to Transfer Shares, the Offerees shall be permitted to participate in the Transfer of Shares to any
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                                                                              10


      prospective buyer, provided they have notified the Transferor of their intention to exercise their tag along rights within the Exercise Term.

15 Subject to Section 14 above, the Offerees, provided they notify the Transferor within the Exercise Term of their intention to exercise their tag along rights shall have the right to sell, at the same price and under the same terms and conditions applicable to the Transferor, an amount of Shares representing the exact same percentage (vis-a-vis the Transferor's own equity ownership in the Company) of the Shares being Transferred or proposed to be Transferred by the Transferor. The Offerees shall give notice of the proportion of each class of Shares they intend to include in the Tag Along.

16 The purchase price per share for the Subject Shares shall be the price per share offered to be paid by the prospective buyer described in the Notice of Transfer, which price shall be paid in cash or, if so provided in the offer of the prospective buyer, or cash plus deferred payments of cash in the same proportions, and with the same terms of deferred payment as therein set forth.

17 The Transferor may make a bona fide Transfer to the prospective buyer named in the Notice of Transfer in case the tag along rights are not exercised by BSSF, provided that such Transfer shall be made only in strict accordance with the terms and conditions therein stated and in case the transferee agrees, in writing, to be bound by the provisions of this Agreement to which the Transferor is subject. If the Transferor shall fail to make such Transfer within 60 days following the expiration of the Exercise Term, such Shares shall again become subject to all the restrictions of this Chapter III.

18 In the event of a transfer by Aeropar and/or by the Aeropar Directors to a third party of (a) the ownership of any percentage of shares of the Company that result in Aeropar and Aeropar Shareholders holding collectively less than fifty percent plus one of the voting shares of the Company or (b) the power to elect the majority of the members of the Board of Directors of the Company, BSSF shall have the right to sell, at the same price and under the same terms and conditions as the Transferor, all its Shares to such third party. In the event this Transfer of Control is made at a price per share that is less than the Subscription Price (subject to adjustments for any stock split, reverse stock split, recapitalization, stock issuance, extraordinary distribution or similar event), monetarily adjusted for inflation by the variation of the IGP-M or other similar price variation index in the event of its discontinuance, Aeropar and Aeropar Directors shall pay or cause to be paid to BSSF the Subscription Price (subject to adjustments for any stock split, reverse stock split, recapitalization, stock issuance, extraordinary distribution or similar event), monetarily adjusted for inflation by the variation of the
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      IGP-M or other similar price variation index in the event of its discontinuance, multiplied by the number of shares held by BSSF.

DRAG ALONG RIGHTS

19 If at any time after December 31st, 2006, there has not been an initial Public Offering of Shares of the Company resulting in proceeds to the Company in excess of US$35,000,000.00 or the equivalent thereof in Brazilian currency at the time of receipt of the proceeds by the Company, BSSF shall have the right to force the other Shareholder(s) of the Company to participate in any sale of Shares arranged by BSSF on the same price and payment conditions as BSSF to an unaffiliated purchaser; provided, however, that the consideration shall only include cash or cash plus deferred payments of cash.

      19.1 BSSF shall send to the other Shareholder(s) a written communication of their intent to exercise their drag along rights, containing the minimum requested price and any other material financial terms of such proposed Transfer (the "Drag Along Notice").

20 Within 30 days as of receipt of the Drag Along Notice, Aeropar may opt to purchase all Shares held by BSSF at the price per Share of the Drag Along Notice and in accordance with the same terms and conditions as therein set forth.


21 If BSSF shall fail to make the drag along Transfer within 180 days as of receipt by Aeropar of the Drag Along Notice, such Shares shall again become subject to all restrictions of Section 19 above and a new Drag Along Notice shall be required.


LOSS SALES

22 Any sale of Shares by any Shareholder other than BSSF at a price per Share lower than the Threshold Return shall require the prior written consent of BSSF .


CHAPTER IV. OPTION TO PURCHASE SHARES

23    [Intentionally Left Blank]


24    [Intentionally Left Blank]


25    [Intentionally Left Blank]
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CHAPTER V.        PREEMPTIVE RIGHTS

26 The Company undertakes to respect and to observe all preemptive rights owned by the Shareholders by force of the Corporation Law in all issue of Shares in accordance with the Corporation Law. The Shareholders shall have a right of oversubscription such that if any other Shareholder fails to subscribe its pro rata portion of Shares (sobras) in any given issue, all Shareholders who have subscribed their pro rata portion of Shares shall, among themselves, have the right to purchase up to the balance of the unsubscribed Shares on a pro rata basis (based on the number of Shares held by each such oversubscriber at the time the issue of Shares commenced) unless they shall otherwise agree among themselves.

      26.1 In the event of a Public Offering by the Company, the Shareholders agree to cause the Company to respect and observe BSSF's preemptive rights to subscribe for an amount of shares which will permit BSSF to maintain the same percentage of equity ownership in the Company after the Public Offering is completed and all the shares offered therein have been subscribed. In case the exercise of such right by BSSF would violate the restriction on voting stock ownership by foreign investors in excess of 20% as contained in the Brazilian Aeronautics Code, the Shareholders agree to cause the Company to permit BSSF to subscribe for and the Company to issue non-voting shares to permit BSSF to maintain its percentage of equity ownership in the Company after the Public Offering is completed and all the shares offered therein have been subscribed.

27 The preemptive rights for subscription of Shares issued by the Company in accordance with the Corporation Law may be assigned by any Shareholder to any Affiliate, which assignment will not be subject to the procedures referred to in Chapter III, provided that any such Affiliate shall formally adhere to this Agreement. The preemptive rights for subscription of Shares issued by the Company in accordance with the Corporation Law may be assigned by BSSF to a designated assignee approved by Aeropar, which approval shall not be unreasonably withheld.

CHAPTER VI. LIQUIDITY EVENTS

28 In the event of a Public Offering of Shares or in the event of a sale of Shares to a Strategic Investor, BSSF shall have preference to sell up to 100% of its Shares in any such Public Offering or Strategic Sale, as the case may be, before each of the other Shareholders can sell any of its Shares.

      28.1 BSSF agrees that, in the case of a Qualified Public Offering of Shares, BSSF shall agree with the relevant underwriters to be "locked-up" for a period of six months following the date of the Public Offering by executing a customary underwriting agreement or lock-up agreement.
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                                                                              13


      28.2 Each of Aeropar and the Aeropar Directors agrees that, in the case of a Qualified Public Offering of Shares, Aeropar and the Aeropar Directors shall agree with the relevant underwriters to be "locked-up" for a period of twelve months following the date of the Public Offering by executing a customary underwriting agreement or lock-up agreement.

      28.3 BSSF agrees that, after the date on which BSSF is free to sell additional shares pursuant to Section 28.1, if BSSF chooses to sell its shares, unless such sale is in an organized manner, such sale shall involve the assistance of an underwriter and the Company. For the sake of clarity, the term "organized manner" (i) shall include private negotiated block sales and (ii) shall not include sales on the open market or through a broker to the stock market. The Parties agree that they will, and will cause the Company to, assist in a sale, including through participation in conference calls and a "road-show". The Parties agree that this Section 28.3 is useful for the Company and its shareholders to avoid disruption or inefficiency from the sale of shares by BSSF.

CHAPTER VII. LIQUIDATION PREFERENCE

29 In the event that the Company shall be liquidated, dissolved or wound up (each a "Liquidation"), the proceeds of the liquidation shall be distributed among the Shareholders as follows: (i) BSSF shall receive before any other shareholder of the Company an amount equivalent to the Subscription Price (subject to adjustments for any stock split, reverse stock split, recapitalization, stock issuance, extraordinary distribution or similar event), monetarily adjusted for inflation by the variation of the Indice Geral de Precos - Mercado (IGP-M) calculated by the Fundacao Getulio Vargas or other similar price variation index in the event of its discontinuance, multiplied by the number of shares held by BSSF at the time of distribution of the proceeds of the Liquidation; (ii) the remainder, if any, shall be subsequently distributed to Aeropar, up to an amount equivalent to the Subscription Price (subject to adjustments for any stock split, reverse stock split, recapitalization, stock issuance, extraordinary distribution or similar event), monetarily adjusted for inflation by the variation of the IGP-M or other similar price variation index in the event of its discontinuance, multiplied by the number of shares held by Aeropar at the time of distribution of the proceeds of the Liquidation; (iii) the remainder, if any, shall be allocated among the shareholders of the Company in proportion to their respective equity interest in the Company.

30 In the event that the Company shall merge with or into another Person or otherwise consolidate and as a result of any such merger or consolidation the Shareholders will hold less than a majority of the outstanding voting capital stock of the surviving entity

      (a "Merger"), BSSF shall have the right to receive from Aeropar, without payment of any cash, shares of the surviving company equivalent to the difference of (a) the Subscription Price (subject to adjustments for any stock split, reverse stock split, recapitalization, stock issuance, extraordinary distribution or similar event), monetarily adjusted for inflation by the variation of the IGP-M or other similar price variation index in the event of its discontinuance, multiplied by the number of shares held by BSSF immediately before the Merger minus (b) the fair value of the shares of the surviving company which BSSF have received as a result of the Merger determined by an independent investment bank of international standing; provided, however, that Aeropar shall not be obliged to Transfer to BSSF more shares than it has received as a result of the merger or consolidation.

CHAPTER VIII. NON-COMPETE

31 Aeropar and the Aeropar Directors hereby undertake, for the duration of this Agreement, not to and to cause its Affiliates not to, directly or indirectly, by means of an equity investment, business combination, joint-venture, partnership or otherwise, create, invest, incorporate or acquire any business which competes with the Business of the Company (a "New Opportunity"), unless (i) expressly authorized by BSSF in writing; and (ii) provided Aeropar, the Aeropar Directors and/or its Affiliates offer to BSSF the chance to participate as an investor in any such New Opportunity, with at least the same percentage BSSF holds in the capital stock of the Company, which BSSF shall have the right, but not the obligation, to accept.

CHAPTER IX. EXERCISE OF VOTING RIGHTS

32 The Shareholders shall exercise their respective voting rights in such a manner that (i) Aeropar shall have the right to appoint and elect five of the eight directors of the Company (with the absolute right to request the dismissal of any them so elected, if Aeropar shall deem such dismissal desirable), (ii) BSSF shall have the right to appoint and elect the three remaining directors (with the absolute right to request the dismissal of any them so elected, if BSSF shall deem such dismissal desirable).

      32.1 In case the company becomes publicly held, the Parties shall increase the number of members of the Board of Directors as necessary (a) to include all designations legally required, and (b) to assure Aeropar the appointment of the majority of the members of the Board of Directors, and (c) to assure BSSF the right to appoint at least three members of the Board of Directors.

      32.2 In the event of a Qualified Public Offering where immediately thereafter BSSF continues to be a shareholder of the Company, the Shareholders shall exercise their respective voting rights in such a manner that BSSF shall have the right to appoint and elect one director of the Company (with the absolute right to request the dismissal of such Board member so elected, if BSSF shall deem such dismissal desirable), provided this right shall prevail only to the extent that, in case of exercise by the minority shareholders of the Company of any minority rights set forth under the Corporation Law, Aeropar still retains the right to appoint the majority of the Board of Directors, not counting the director so appointed by BSSF. This provision shall survive the termination of this Agreement for as long as BSSF continues to be a shareholder of the Company with more than 5% (five percent) of the total capital of the Company.

33 In case of vacancy in the Board of Directors the replacement director shall be appointed by the Shareholder who had appointed the director being replaced.


34 Each Shareholder shall vote all Shares owned by such Shareholder for the removal (with or without cause) of any Director appointed and elected pursuant to Section 33 above if the Shareholder or Shareholders entitled to appoint such director pursuant to Section 33 above request(s) such removal by written notice to the other Shareholder.

35 For the purposes of this Agreement, the qualifying Shares held by members of the Board of Directors shall be deemed as property of the Shareholder who appointed such director.

36 The directors will receive the minimum compensation required by the Board of Trade from the Company for their serving as directors.


37 The Board of Directors shall meet, telephonically, by videoconference or otherwise, at least monthly each year.


38 The Shareholders or the Board of Directors, as the case may be, shall not decide, and shall cause the Company (including any of its subsidiaries) not to implement, any of the actions listed below, without first obtaining approval of BSSF:


      38.1 any change in the capital structure of the Company or its subsidiaries, including but not limited to, increase or reduction of the capital stock of the Company, issuance of new securities of the Company (except for Public Offerings of Shares of the Company initiated as of April 2004), modification of the rights of existing ones;

      38.2 any merger, spin-off, restructuring, consolidation, sale, voluntary filing for bankruptcy, Chapter 11 reorganization ("concordata"), dissolution, liquidation, winding-up of the Company and/or its subsidiaries;

      38.3 the sale, Transfer, lease of assets or transfer of rights that: (i) are not provided for under the Annual Business Plan or Budget of the Company; or (ii) result in an obligation of US$200,000.00 or higher or its equivalent in Brazilian currency, in a transaction individually considered or in a series of them, over a period of twelve months, except for replacement of spare parts in the ordinary course of business;

      38.4 any change to the By-laws of the Company or any of its subsidiaries, including but not limited to, any modification to their corporate purpose, except to comply with Section 6 of this Agreement;


      38.5 any transaction outside the ordinary course of business of the Company;


      38.6 any transaction or the execution or amendment of any agreement involving the Company and any one or more of its officers, shareholders, directors, subsidiaries, any company comprising the Aeropar Group of companies, the Aeropar Directors, any other Shareholder or any other related party, except for transactions in the ordinary course of business and in standard commercial terms;

      38.7 any transfer or license of intellectual property rights of the Company, except for transfers to a wholly-owned subsidiary of the Company;


      38.8 any allocation of net profits, distribution of dividends, interest on equity ("juros sobre capital proprio") or any other kind of remuneration relating to the equity of the Company or any of its subsidiaries, except the minimum mandatory dividend;

      38.9 The Annual Business Plan and the Annual Budget, as well as any material modification to any of them during their execution;


      38.10 approve any investments which, in the aggregate for the period of 12 months, exceed US$200,000.00 or its equivalent in Brazilian currency other than investments which are included in the Annual Business Plan and the Annual Budget, except for replacement of spare parts in the ordinary course of business;

      38.11 the appointment and/or dismissal of the outside independent auditors of the Company and/or of its subsidiaries and/or any material change (as defined by their auditors in accordance with Brazilian GAAP or US GAAP, as the case may be) of their respective accounting policies, practices or principles;

      38.12 the creation, change and/or allocation of any stock option plan for the Senior Management of the Company and/or of any of its subsidiaries;

      38.13 the incurrence of any indebtedness or obligation, including, without limitation, the execution of new aircraft leases and the renewal of existing ones, that individually considered or in the aggregate, over a period of twelve months, exceeds US$200,000.00 or its equivalent in Brazilian currency;

      38.14 any registration or delisting of securities of the Company or its subsidiaries for trading in a stock exchange or over the counter trading system, either locally or abroad;


      38.15 any repurchase or cancelling of any of the Company's securities by the Company or its subsidiaries;


      38.16 any equity investment by the Company or its subsidiaries in other companies or the incorporation of any Affiliates, or entering into joint venture, partnerships, or any other form of association, to develop any kind of activity, involving the transfer of employees, assets or amounts in excess of US$200,000.00 or its equivalent in Brazilian currency;

      38.17 the granting of any encumbrance, lien or security interest on the Company's or any subsidiary's assets or properties other than in the ordinary course of business as a guarantee of a financing;

      38.18 any financial transactions or advances between the Company and its subsidiaries other than in the ordinary course of business;


      38.19 commencement of any legal proceedings or entering into settlements exceeding, individually or in the aggregate, at least potentially, US$200,000.00 or its equivalent in Brazilian currency;

      38.20 the acquisition or Transfer of the Control in any other Person by the Company or any of its subsidiaries;


      38.21 the granting by the Company or its subsidiaries of any guarantees, individually considered or in the aggregate, over a period of twelve months, in the amount of US$200,000.00 or higher or its equivalent in Brazilian currency;

      38.22 any relevant change in the Company's business, including a change in its fiscal year term;


      38.23 the appointment and replacement of the chief financial officer of the Company and/or of its subsidiaries;

      38.24 any determination of employee's compensation and benefits, specially that of Senior Management; and

      38.25 any sale of assets by the Company to its subsidiaries which individually considered or in the aggregate have a value of US$200,000.00 or higher or its equivalent in Brazilian currency.

      38.26 any asset acquisition with an aggregate value of US$200,000.00 or higher or its equivalent in Brazilian currency.


39 Shareholders' General Meetings and Board of Directors' meetings shall decide by a simple majority of votes, unless otherwise set forth by law, the By-laws of the Company and/or the provisions contained in this Agreement.


40 No later than December 1st of each year Aeropar shall cause the Senior Management of the Company to prepare and present to the Board of Directors, in relation to the then coming year, a business plan (the "Annual Business Plan") and budget (the "Annual Budget") for each of the Company and its subsidiaries, except for the Annual Business Plan and Annual Budget related to the calendar year of 2003, which shall be approved no later than 30 days from the Closing Date.

CHAPTER X. TRANSFER OF RIGHTS

41 In the event of a sale of all Shares held by BSSF to a third party, such acquiror shall have the same rights originally provided to BSSF herein. In the event of a sale of part of the Shares held by BSSF to a third party, such acquiror and BSSF shall be deemed one single party for all purposes of this Agreement and shall jointly exercise any and all rights of BSSF under this Agreement.


CHAPTER XI. FREEDOM OF DEALING

42 Neither BSSF nor any of its Affiliates shall be prevented from making investments in any entity that may be considered to be competing, directly or indirectly, with the Company, its subsidiaries or Affiliates.


CHAPTER XII. AUDITING

43 The accounting, auditing and preparation of the Company's financial statements and other corporate documents shall observe both the Brazilian GAAP and the US GAAP and all audit reports of the Company shall be made in accordance with Brazilian GAAP and US GAAP.

44 The Company's outside independent auditing firm shall be selected preferably among the firms of Deloitte, Touche and Tohmatsu, Ernst & Young, KPMG Peat Marwick, and PriceWaterhouseCoopers, and in any event by mutual agreement between Aeropar and BSSF.


45 The Shareholders agree to cause the Company to comply with at least the minimum standards of corporate governance required by the Bolsa de Valores de Sao Paulo - BOVESPA and the New York Stock Exchange - NYSE as BSSF determines is necessary to allow for a successful offering of the Company's securities.


CHAPTER XIII. AUTHORIZATIONS

46 The Shareholders represent and warrant to their mutual benefit and to the benefit of the Company that they have obtained all authorizations required for the execution of this Agreement, in accordance with the respective articles of association and other relevant corporate documents.

CHAPTER XIV. FILING

47 This Agreement and any subsequent amendments thereto shall be filed, under the terms and for the purposes of article 118 of the Corporation Law, at the headquarters of the Company, and any restrictions on the transfer of Shares and on the voting rights shall be recorded in the Registered Shares Registration Book ("Livro de Registro de Acoes Nominativas") and in the share certificates, if issued.

48 For the purposes of paragraph 10 of article 118 of the Corporation Law Aeropar hereby appoints as its representative Henrique Constantino, and BSSF hereby appoints as its representative Fernando C. D. P. Borges.


CHAPTER XV. INSPECTION OF CORPORATE DOCUMENTS AND BOOKS; INFORMATION RIGHTS

49 The Shareholders, at their sole expense and through the Company's independent accountants, during regular business hours and without interfering with the performance of the Company's regular activities, may inspect the books, records and other documents of the Company, as well as request copies of the accountants work papers. Any additional cost incurred by the independent accountant with the inspection requested, or arising from any other information requested by a Shareholder shall be borne by such requesting Shareholder.

50 BSSF and its appointed Board of Directors' members shall have the right to receive from the Company with respect to the Company and/or its subsidiaries: (i) interim unaudited monthly and quarterly financial statements; (ii) audited annual reports, including financial statements, within 90 days of fiscal year end; (iii) monthly operating reports; (iv) the Annual Business Plan and the Annual Budget as approved by the Board of Directors; (v) as soon as available, information and data on any change in, or any event or condition which could have a material adverse effect on, the Company's or any of its subsidiaries' business, financial condition or operations; and (vi) additional financial and other information as reasonably requested.

CHAPTER XVI. NOTICES

51 All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by overnight courier or by registered or certified mail, postage prepaid:

If to the Shareholders or Aeropar Directors, at such addresses set forth below or at such other addresses as the Shareholders may have furnished the Company in writing:

Aeropar and/or any and all of Aeropar Directors

Attention of Messrs. Constantino de Oliveira and Henrique Constantino Rua Funchal, 551 - 10 th Floor
Sao Paulo - SP
Facsimile no.: (11) 3841-4690

With a copy to:

De Vivo, Whitaker e Gouveia Gioielli Advogados
Attention of Andre Alicke De Vivo, Esq.
Rua Joaquim Floriano, 10th Floor
04534-000  Sao Paulo - SP
Facsimile no.: (11) 3706-3277

BSSF

Care of AIG Capital Partners, Inc.
Attention of Mr. Peter Yu
599 Lexington Avenue, 24th Floor
New York, New York 10022
Facsimile no.: +1 (212) 458-2153

Care of AIG Capital Investments do Brasil S.A.

Attention of Mr. Marcelo Castro de Aguiar
Av. Eng. Luis Carlos Berrini 550 - 13th Floor
 Sao Paulo - SP
Facsimile no.: (11) 5505-0313

With a copy to:

Veirano & Advogados Associados
Attention of Ian de Porto Alegre Muniz, Esq.
Av. das Nacoes Unidas 12995 - 18th Floor
04578-000  Sao Paulo - SP
Facsimile no.: (11) 5505-3990

If to the Company, at the address set forth below or at such other address as it may have been furnished in writing to each of the Shareholders:

Gol Linhas Aereas Inteligentes S.A.

Attention of Mr. Constantino de Oliveira Jr.
Rua Tamoios 246 - Jardim Aeroporto
04630-000  Sao Paulo - SP
Facsimile no.: (11) 5033-4224

With a copy to:

De Vivo, Whitaker e Gouveia Gioielli Advogados
Attention of Andre Alicke De Vivo, Esq.
Rua Joaquim Floriano, 100, 10th Floor
04534-000  Sao Paulo - SP
Facsimile no.: (11) 3706-3277


52 Any notice so addressed shall be deemed to be given: if delivered by hand or facsimile, on the date of such delivery; if mailed by courier, on the third business day following the date of such mailing; and if mailed by registered or certified mail, on the seventh business day after the date of such mailing.

CHAPTER XVII. TERM

53 This Agreement shall take effect on the date it is signed by all the Shareholders and shall remain valid until the earlier of the occurrence of a Qualified Public Offering or a 20-year period, except for the rights provided in Section 32.2 and the provisions of Chapter VI, renewable by mutual agreement for an equal period.

CHAPTER XVIII. GENERAL PROVISIONS

54 This Agreement shall be binding upon and inure to the benefit of each of the Shareholders and its successors and permitted assigns. This Agreement shall be irrevocable and irreversible. The rights and obligations of the Shareholders may not be transferred or assigned in whole or in part, unless set forth in this Agreement or upon the prior written consent of the other Shareholders.


55 This Agreement shall supersede and replace all previous understandings, negotiations, commitments, statements, correspondences and discussions between the Shareholders, related to the subject matter of this Agreement.


56 No addendum, amendment or modification to this Agreement shall be binding on the Shareholders unless made in writing and executed by an authorized representative of each of the Shareholders. Any such addendum, amendment or modification shall be filed at the headquarters of the Company in accordance with the provisions of Chapter XIV above.

57 Failure by any Shareholder to demand compliance at any time with the provisions of this Agreement or to exercise any option, alternative or right granted therein shall not mean waiver of any of its provisions nor shall it affect the validity thereof, wholly or partially, or the right assured to any Shareholder to demand subsequent compliance with any and all provisions of this Agreement and to exercise such option, alternative or right. No waiver of any provision of this Agreement shall be effective as regards the other Shareholders unless made in writing by a duly authorized officer or representative of the Shareholder.

58 Each Shareholder hereto represents and warrants that neither it nor any of its Affiliates, nor any shareholder, officer, representative, employee or agent thereof, has made or will make, or cause to be made, in connection with this Agreement, the Subscription Agreement and the course of action contemplated by them, including without limitation the obtaining of approvals, any payments, loans or gifts or promises or offers of payments, loans or gifts of any money or anything of value, directly or indirectly
      (i) to or for the use or benefit of any officer or employee of any government, (ii) to any political party or official candidate thereof,
      (iii) to any other Person either for an advance or reimbursement if it knows that any part of such payment, loan or gift was or will be directly or indirectly given or paid by such other Person, was or will reimburse such other Person for payments, gifts or loans previously made to any governmental official or political party, or official candidate thereof, or (iv) to any other Person, the payment of which would violate the laws or regulations having the force of law, of Brazil or the United States of America, including but not limited to the legislation commonly known in the United States of America as the Foreign Corrupt Practices Act.

CHAPTER XIX. OBLIGATION TO INDEMNIFY

59 Irrespective of the rights of the Parties to enforce the obligations contained hereunder, the Shareholder who causes any damage to another Shareholder shall hold the damaged Shareholder harmless from, and shall promptly indemnify such Shareholder, as the case may be, against any claim, loss, liability, damage or expense, including, but not limited to, court and arbitration costs and reasonable attorneys' fees, resulting from any inaccuracy in or breach of any obligation assumed by them in accordance with this Agreement.

CHAPTER XX. SPECIFIC PERFORMANCE

60 The Shareholders agree that the attribution of losses and damages, although due and ascertained pursuant to law, shall not constitute an appropriate or sufficient redress for default on the obligations set out in this Agreement, and any Shareholder may claim in court the specific performance of the defaulted obligation, by means of a jurisdictional granting, under the terms of article 118 of the Corporation Law and subsequent amendments thereto, as well as of articles 461, 632, 639 et seq. of the Brazilian Code of Civil Procedure. This Agreement, which is signed by two witnesses, constitutes an extra-judicial execution instrument ("titulo executivo extra-judicial") for all purposes and effects of article 585, item II of the Brazilian Code of Civil Procedure.

CHAPTER XXI. GOVERNING LAW AND ARBITRATION

61 This Agreement shall be governed by and construed in accordance with the laws of the Federative Republic of Brazil.


62 Any dispute, controversy or claim arising out of, relating to, or in connection with, this Agreement, or the breach, termination or validity thereof, shall be finally settled by arbitration. The arbitration shall be conducted in accordance with the Rules of BOVESPA in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the Parties. The seat of the arbitration shall be Sao Paulo, Brazil and it shall be conducted in the English language, provided that either party may submit testimony or documentary evidence in any language if it furnishes, upon the request of the other party, a translation into English of any such testimony or documentary evidence.

63 The arbitration shall be conducted by three arbitrators. The party initiating arbitration (the "Claimant") shall appoint an arbitrator in its request for arbitration (the "Request"). The other party (the "Respondent") shall appoint an arbitrator within 30 days of receipt of the Request and shall notify the Claimant of such appointment in writing. If within 30 days of receipt of the Request by the Respondent, either party has not appointed an arbitrator, then that arbitrator shall be appointed by BOVESPA. The first two arbitrators appointed in accordance with this provision shall appoint a third arbitrator within 30 days after the Respondent has notified Claimant of the appointment of the Respondent's arbitrator or, in the event of a failure by a party to appoint, within 30 days after BOVESPA has notified the parties and any arbitrator already appointed of its appointment of an arbitrator on behalf of the party failing to appoint. When the third arbitrator has accepted the appointment, the two arbitrators making the appointment shall promptly notify the parties of the appointment. If the first two arbitrators appointed fail to appoint a third arbitrator or so to notify the parties within the time period prescribed above, then BOVESPA shall appoint the third arbitrator and shall promptly notify the parties of the appointment. The third arbitrator shall act as Chair of the tribunal.

64 The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the parties. The award may include an award of costs, including reasonable attorneys' fees and disbursements. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets.

65 This Agreement is executed in the Portuguese and English languages. In the event of conflict between the two languages, the English language shall prevail.





      IN WITNESS WHEREOF, the Shareholders executed this Agreement in three counterparts of identical form and content, in the presence of the two undersigned witnesses.

                                             [ILLEGIBLE SIGNATURE]

                                           Aeropar Participacoes S/A



                                            [ILLEGIBLE SIGNATURE]

                                          Comporte Participacoes S/A



                                            [ILLEGIBLE SIGNATURE]

                                            BSSF Air Holdings Ltd.

                              [ILLEGIBLE SIGNATURE]

                              BSSF Air Holdings LLC

                            Fernando C. D. P. Borges
                                Attorney-in-fact







CONSTANTINO DE OLIVEIRA                         CONSTANTINO DE OLIVEIRA JUNIOR




/s/ Constantino de Oliveira                   /s/ Constantino de Oliveira Junior
-----------------------------                 ----------------------------------





HENRIQUE CONSTANTINO                            JOAQUIM CONSTANTINO NETO



/s/ Henrique Constantino                        /s/ Joaquim Constantino Neto
-----------------------------                   --------------------------------





RICARDO CONSTANTINO




/s/ Ricardo Constantino
-----------------------------





ANA VIGON TABAR                                PETER MICHAEL YU




/s/ Ana Vigon Tabar                         /s/ Peter Michael Yu
-----------------------------               ------------------------------------

Acknowledged and Agreed:



                              [ILLEGIBLE SIGNATURE]

                       GOL Linhas Aereas Inteligentes S.A.



                         /s/ Constantino de Oliveira Jr.

                           Constantino de Oliveira Jr.
                                    Chairman





Witnesses:





--------------------------------                   -----------------------------
Name:                                              Name:

CPF/MF:                                            CPF/MF: